Head Office:	Montreal Office:
1511 West 40th Avenue	2139 Tupper, #1
Vancouver, B.C. V6M 1V7	Montreal, Quebec H3H 1PA
rram@charitytunes.com	info@charitytunes.com

AGENCY AND PROMOTION AGREEMENT
(the “Agreement”)

CHARITY INFORMATION
Charity Name:	Canadian Red Cross	(“the Charity”)
Charity Registration Number:	119219814RR0001
Street Address:	170 Metcalfe Street, Suite 300
City / Province:	Ottawa, Ontario
Postal Code:	K2P 2P2
Telephone:	(613) 740-1900
Facsimile:	(613) 740-1911
Website URL:	www.redcross.ca
CONTACT INFORMATION:
Contact Name:	John C. Mulvihill
Title / Position:	Deputy Secretary General
Telephone:	(613) 740-1952
Email:	john.mulvihill@redcross.ca
Postal Code:	K2P 2P2

WHEREAS:

A.

Charity Tunes Inc. (“Charity Tunes”), whose office is at 1511 West 40th Avenue, Vancouver, British Columbia V6M 1V7, operates a website under the URL www.charitytunes.com ("the Website") and offers web-based fundraising services. When we refer to the Website in this agreement, we are referring to all of the charity tunes related websites, including www.charitytunes.ca and other URL's containing the name charitytunes with various extensions that exist now or that will exist in the future.

B.	The Charity seeks to raise money and awareness of its cause through participation in promotional programs with Charity Tunes

The parties agree that the following terms and conditions shall govern their relationship:

Participation in the Website

1. Charity Tunes agrees that it will:

1.1 Collect for the Charity an amount equal to a minimum of 10% of the purchase price (which does not include taxes or delivery fees that are added to the purchase price) (the "Purchase Price") of a song or other digital content or products sold on its Website ("Products"), or more than 10% if so agreed by the Artist and Charity Tunes (the “Donation(s)”), for which anyone making a purchase from the Website (the “Customer”) selects the Charity as the recipient of the donation.

1.2 Include the Charity in its database of charities connected to the Website and make available on the Website information on the Charity as approved by the Charity, including the name, location, URL, logo and a summary description of the Charity.

1.3 Notify the Charity if any artist or other licensor of Products (the "Artist") has elected to donate a portion of the Artist’s proceeds from the Purchase Price to the Charity and Charity Tunes shall account for such proceeds in calculating monies owed by Charity Tunes to the Charity.

1.4 Ensure that all content and information sold or otherwise made available on the Website is not be in violation of any law or regulation or in breach any intellectual property rights of a third party.

1.5 Pursuant to sales of the Products on the Website, make all required payments to the Artist and any royalty organizations entitled to payment.

1.6 Program its technology to disallow donations to be made to the Charity for any of the Products that the Charity deems obscene (and for which the Charity has provided Charity Tunes written notice).

Special Links

1.7 Provide the Charity with special "tagged" link formats ("Special Link(s)") and graphical artwork to be used in linking to the Website. The Special Links will permit tracking, reporting, and donation calculations. The Special Links will include, without limitation, one or more of the following types of links to Charity Tunes Website:

(a)	Portal Page Links
(b)	Category Links
(c)	Search Results Link
(d)	Banner Links
(e)	General Link To Charity Tunes Home Page.

1.8 Collect for the Charity an amount equal to 10% of the Purchase Price of Products that have been purchased through Special Links from the Charity's website.

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Accounting and Reporting

1.9 Provide the Charity with a secure, password protected user name to a secure, personalized webpage through which Charity Tunes will make available the following information:

(a)	number of hits that the Charity's profile on the Website has received;
(b)	details on traffic on the Website that comes from links on the Charity's website;
(c)	details of the monies that has been collected by Charity Tunes on behalf of the Charity, including:
	i.	percentages of Product sales where the Charity has been selected by the purchaser;
	ii.	percentages of Product sales that result from a link from the Charity's website;
	iii.	additional donations received by Charity Tunes for the Charity;
	iv.	proceeds from any special promotions in which the Charity participates;
	v.	proceeds from sales of more than 10% where a portion of the Artists' proceeds have been donated by the Artist to the Charity; and
	vi.	the dates of each donation;
(d)	details of any fees charged by Charity Tunes;
(e)

names and addresses of the person donating to the Charity, ONLY where the person has selected to make an additional donation to the Charity and requested a tax receipt, OR where the purchaser has expressly agreed to allowing Charity Tunes to share his or her information with the Charity;

(f)	a description of the top 5 Products for which purchases have resulted in donations for the Charity; and
(g)

a statement detailing the amount of all donations Charity Tunes has collected on behalf of Charity Tunes, less any fees payable to Charity Tunes by the Charity and a description of the amount owing by Charity Tunes to the Charity

(the "Reporting Information").

1.10 In the event that more than $100.00 is owed to the Charity by Charity Tunes for a calendar quarter, within thirty days of the end of the calendar quarter, Charity Tunes shall make a payment to the Charity for the full amount collected.

1.11 In the event that not more than $100.00 is owed to the Charity by Charity Tunes for a calendar quarter, such amount will carry over until the next calendar quarter until the amount collected exceeds $100.00.

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1.12 In the event that not more than $100.00 is owed to the Charity by Charity Tunes by the end of a calendar year, within thirty days of the end of the calendar year, Charity Tunes will make a payment to the Charity for the amount owed.

1.13 Allow the Charity to conduct, at any time, an audit by a Public Company Accounting Oversight Board approved auditor, or another auditor approved in writing by Charity Tunes prior to commencement of the audit (the "Approved Auditor") at the Charity's expense, to ensure the accuracy of the Reporting Information, and, if the Approved Auditor reports that Charity Tunes has underreported amounts owed to the Charity with an error of 10% or more during any fiscal year, Charity Tunes shall reimburse the Charity for all of the Approved Auditor's fees incurred by the Charity for the audit of Charity Tunes. Charity Tunes shall also pay any amounts that the Approved Auditor deems payable by Charity Tunes to the Charity.

Additional Promotion

1.14 For a period from the date of this Agreement and continuing for sixty days thereafter, allocate to the Charity all of the Donations from Purchasers on the Website that have not been otherwise allocated by the Purchasers.

1.15 Where Charity Tunes deems it appropriate, it shall create free promotional items to promote the Charity and any promotions that Charity Tunes and the Charity enter into. Such promotional items may include free greeting cards.

2. The Charity agrees that it shall:

2.1 Ensure that the content and information supplied by it to Charity Tunes for display on the Website will not be in violation of any law or regulation or be defamatory, obscene or breach any intellectual property rights of a third party or breach any right or duty owed to a third party.

2.2 Provide Charity Tunes with accurate and complete contact and payment information, and immediately notify Charity Tunes if any of the contact or payment information changes.

2.3 Ensure that each of Special Links on any area of the website are set up so that web traffic and performance may be tracked and reported; this may include the set-up of redirect links.

2.4 In the event that any Approved Auditor retained by the Charity to audit Charity Tunes determines that Charity Tunes has overpaid the Charity by any amount, the Charity shall pay Charity Tunes the amount determined payable.

3. Special Promotions

3.1 The parties agree that they shall work together on at least three major promotional campaigns a year designed to increase visits and sales at the Charity Tunes website and to raise money and awareness for the Charity (the "Special Promotion"). For each of the Special Promotions, each party shall:

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(a)	include, at its own cost, a description of the Special Promotion on their respective web sites;
(b)

include, at its own cost, a description of the Special Promotion in at least one written communication with its supporters and customers that have opted in or otherwise agreed to receive information on special offers and promotions;

(c)	make available an executive or other employee or consultant for interviews with the press for a period of at least two weeks;
(d)	work together with the other party to create materials, including press releases and press packages, to distribute to the press to describe the Special Promotion;
(e)	work together to create promotional ads and copy to put on both the Charity Tunes Website and the Charity's website to promote the Special Promotion;
(f)

where an artist, record label or other content owner has agreed to participate in a Special Promotion, each party agrees to honor any agreement it makes with such content owner relating to the Special Promotion;

3.2 It shall be the responsibility of Charity Tunes to cover the expenses for the creation of press materials relating to each Special Promotion and to distribute them to the press. Charity Tunes may cover the expenses by involving a corporate sponsor, who is also acceptable to the Charity, of the Special Promotion. In the event that a corporate sponsor is involved in any Special Promotion, , Charity Tunes shall provide details to the Charity of all expenses relating to the Special Promotion and all monies received from the Corporate Sponsorship.

4. Customers Purchasing

4.1 Order Processing and Reporting. Charity Tunes will process all product orders placed by customers who follow Special Links to Charity Tunes Website (the "Customers"). Charity Tunes reserves the right to reject orders that do not comply with any requirements that Charity Tunes has and may periodically establish. Charity Tunes will be responsible for all aspects of order processing and fulfillment. Among other things, Charity Tunes will prepare order forms, process payments and handle customer service. Charity Tunes will track sales made to Customers who purchase products using Special Links from your Website to Charity Tunes Website and will make available to you reports summarizing sales activity. Charity Tunes will use commercially reasonable efforts to present accurate information in the reports.

4.2 Customers. Customers who buy products through the Affiliate Program will be deemed to be customers of Charity Tunes. Accordingly, all of Charity Tunes’ rules, policies, and operating procedures concerning customer orders, customer service and product sales will apply to those Customers. Charity Tunes may change Charity Tunes policies and operating procedures at any time. Product prices and availability may vary from time to time, and such price changes may affect donations which you receive.

5. Identification as a Charity Tunes Partner

5.1 Charity Tunes will make available to the Charity a small graphic image that identifies the Charity as a Charity Tunes Promotional Partner. The Charity shall display this logo somewhere on its website or web space.

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6. Tax Receipts and Additional Donations.

6.1 The Charity agrees to allow Charity Tunes to offer the opportunity for additional donations to be made on behalf of the Charity that are not part of the purchase price. To facilitate this additional fundraising opportunity the Charity will create a corporate portal for Charity Tunes which would allow for additional donation transactions to be processed directly by the Charity using their own website and security measures.

7. Limited Licenses.

7.1 Charity License to Charity Tunes. The Charity grants Charity Tunes a limited nonexclusive, nontransferable, revocable right to use the Charity's logo, trademarks, graphic images and text provided to Charity Tunes by the Charity for use on the Website or in conjunction with Special Promotions. In addition, the Charity grants to Charity Tunes a limited, nontransferable, nonexclusive, worldwide right to reproduce and use all graphic images and other materials provided to Charity Tunes, solely for the purpose of creating Special Links connecting the Charity’s Website or web space to Charity Tunes’ Website and promoting the sale of products on Charity Tunes’ Website. Charity Tunes may not modify the Charity's logo, trademarks, graphic images or text unless such modification is approved in writing by the Charity. The Charity may revoke the license at any time by giving Charity Tunes written notice. The Charity reserves all of its rights in the logo, graphic images, text, any other images, the Charity's trade names and trademarks, and all other intellectual property rights.

7.2 Charity Tunes License to the Charity . Charity Tunes grants the Charity a limited nonexclusive, nontransferable, revocable right to use the logo, graphic images and text provided to the Charity by Charity Tunes, for use on the Charity's website or web space, for the purposes of promoting or describing any Special Promotions or otherwise promoting sales of Charity Tunes' Products, or for identifying the Charity's website or web space as a Promotional Partner of Charity Tunes. In addition, Charity Tunes grants the Charity a limited, nontransferable, nonexclusive, worldwide right to reproduce and use all graphic images and other materials provided to the Charity for the purpose of creating Special Links connecting the Charity's website or web space to the Charity Tunes’ Website and promoting the sale of Products on the Charity Tunes’ Website. The Charity may not modify the graphic images or text, or any other of Charity Tunes images, in any way, without written approval from Charity Tunes. Charity Tunes may revoke the license at any time by giving the Charity written notice. Charity Tunes reserves all of its rights in the graphic images, text, any other images, Charity Tunes trade names and trademarks, and all other intellectual property rights.

8. Term and Termination.

8.1 Term. Subject to the other provisions of this section (8), the term of this Agreement shall be for one year from the date of this agreement. At the end of the term it shall automatically renew for one further year unless cancelled in writing by either party 30 days prior to the end of the term.

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8.2 In the event that Charity Tunes is in breach of any term of this Agreement, and Charity Tunes has failed to cure the breach within 14 days of receiving written notification of breach from the Charity, the Charity shall have the right to terminate this Agreement immediately by sending written notice to Charity Tunes.

8.3 In the event that the Charity is in breach of any term of this Agreement, and the Charity has failed to cure the breach within 14 days of receiving written notification of breach from Charity Tunes, Charity Tunes shall have the write to terminate this Agreement immediately by sending written notice to the Charity.

8.4 Either party may terminate this Agreement upon 30 days notice in writing to the other party.

8.5	Upon termination of this Agreement, the following shall occur:
Charity Tunes shall within 14 days pay any outstanding amounts owed to the Charity;
Charity Tunes shall remove the Charity from its Charity database;

Charity Tunes shall immediately notify any and all Artists that have agreed to donate a portion of their sales from Products to the Charity that Charity Tunes no longer has an agreement with the Charity to collect donations on its behalf; and

Charity Tunes shall immediately cease collecting money on behalf of the Charity.

9. Mutual Indemnification

9.1 Each party will, during the term and after the termination of this Agreement, indemnify and hold harmless the other from any loss, damage, claim, cost, expense or liability whatsoever that the other may incur, suffer or be required to pay pursuant to any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding that may be made or asserted against or affect the party indemnified by reason of an alleged breach by the other of the intellectual property rights of a third party, or by reason of a wrongful or negligent act or omission on the part of the indemnifying party, its employees, servants, agents, subcontractors or volunteers in the performance of obligations under this Agreement.

Both parties hereby agree to the terms and conditions contained in this Agreement.

Signed this 20 day of	September	,2006
Charity Name:	Canadian Red Cross
Per:	X /s/ John C. Mulvihill
Name of Authorized Signatory:	John C. Mulvihill
Title:	Deputy Secretary General, Develeopoment

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Signed this	22	day of	September	,2006

CHARITY TUNES INC.
Per:	/s/ Robin Ram
Name of Authorized Signatory:	Robin Ram
Title:	Chief Operating Officer

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